EXHIBIT  99.1

FOR IMMEDIATE RELEASE
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                       TIDEWATER INC. ACQUIRES O.I.L. Ltd.

        NEW ORLEANS, May 16, 1997 - Tidewater Inc. (NYSE:TDW) announced today that it has completed the previously reported acquisition of O.I.L. Ltd. from Ocean Group plc of the United Kingdom.

        The 328 million pound sterling (approximately $535 million) purchase has been approved by Ocean Group's shareholders and United Kingdom regulatory authorities. It is being financed by way of a $600 million line of credit arranged through Tidewater's principal lenders.

        With the transaction, Tidewater, owner and operator of the world's largest fleet of vessels serving the offshore oil and gas industry, adds approximately 100 vessels to its fleet, which now numbers about 750.

        The additon of the O.I.L. fleet, according to William C. O'Malley, Tidewater's chairman, president and chief executive officer, will "allow Tidewater to provide greater service to its customers on a worldwide basis, particularly at a time when international offshore activity is continuing to increase."

        Continuing, he said, "The acquisition will especially strengthen Tidewater's already meaningful presence in the West African, Southeast Asian and Brazilian supply and anchor handling towing supply markets and will complement Tidewater's existing fleet."

        In addition to its worldwide maring fleet, Tidewater also owns one of the largest rental fleets of compressors in the United STates, serving natural gas producers.

Contact:  Tidewater, Inc.
          Ken C. Tamblyn, 504-568-1010